Filed Pursuant to Rule 433
                                                         File No.: 333-141613-06

       Update to Free Writing Prospectus dated August 24, 2007 (the "FWP")
                           Filed Pursuant to Rule 433
                      Registration Statement No. 333-141613

The collateral pool for the transaction has been changed in the following way:

      Summary Pool Information. The Mortgage Loan identified as Parkview Apartments in Annex A-1 to the Free Writing Prospectus dated August 13, 2007 (which Mortgage Loan has a cut-off date balance of $3,097,792 and was originally included in Loan Group No. 2) has been removed from the Mortgage Pool.

The structure for the classes of offered certificates in the transaction has been changed in the following way:

General

      The updated structure for the offered certificates is as follows:

                                Initial       Approximate                     Assumed
                               Principal       % of Total                    Weighted
                                Balance         Initial       Approximate     Average                      Expected
               Expected       or Notional      Principal        Credit         Life        Expected       Principal
    Class     Ratings (1)       Amount          Balance        Support      (years)(2)   Maturity (2)     Window (2)
-----------------------------------------------------------------------------------------------------------------------
  Offered Certificates:
     A-1        Aaa/AAA      $   25,500,000       1.23%          30.00%          2.7      April 2012    10/07 - 4/12
     A-2        Aaa/AAA      $  219,200,000      10.53%          30.00%          4.7      August 2012    4/12 - 8/12
     A-3        Aaa/AAA      $  333,792,000      16.04%          30.00%          6.7       July 2014     5/14 - 7/14
    A-AB        Aaa/AAA      $   36,935,000       1.77%          30.00%          7.0      August 2016    8/12 - 8/16
     A-4        Aaa/AAA      $  566,172,000      27.20%          30.00%          9.7       July 2017     8/16 - 7/17
    A-1-A       Aaa/AAA      $  275,286,000      13.23%          30.00%          7.5        May 2017    10/07 - 5/17
     A-M        Aaa/AAA      $   50,000,000       2.40%          20.00%          9.9       July 2017     7/17 - 7/17
   A-1-AM       Aaa/AAA      $  158,126,000       7.60%          20.00%          9.8       July 2017     5/17 - 7/17
     A-J        Aaa/AAA      $   50,000,000       2.40%          14.63%          9.9       July 2017     7/17 - 7/17
   A-1-AJ       Aaa/AAA      $   61,868,000       2.97%          14.63%          9.9       July 2017     7/17 - 7/17
    A-SP        Aaa/AAA                            N/A            N/A                                        N/A
  Non-Offered Certificates(3):
      B         Aa1/AA+      $   23,414,000       1.12%          13.50%          9.9       July 2017     7/17 - 7/17
      C         Aa2/AA       $   28,618,000       1.38%          12.13%          9.9       July 2017     7/17 - 7/17
      D         Aa3/AA-      $   23,414,000       1.12%          11.00%          9.9      August 2017    7/17 - 8/17
      E          A1/A+       $   18,211,000       0.87%          10.13%          9.9      August 2017    8/17 - 8/17
      F          A2/A        $   18,211,000       0.87%           9.25%          9.9      August 2017    8/17 - 8/17
      G          A3/A-       $   20,813,000       1.00%           8.25%          9.9      August 2017    8/17 - 8/17
      H        Baa1/BBB+     $   20,812,000       1.00%           7.25%          9.9      August 2017    8/17 - 8/17
      J        Baa2/BBB      $   26,016,000       1.25%           6.00%          9.9      August 2017    8/17 - 8/17
      K        Baa3/BBB-     $   28,618,000       1.38%           4.63%          9.9      August 2017    8/17 - 8/17
      L         Ba1/BB+      $   20,812,000       1.00%           3.63%          9.9      August 2017    8/17 - 8/17
      M         Ba2/BB       $    7,805,000       0.38%           3.25%          9.9      August 2017    8/17 - 8/17
      N         Ba3/BB-      $    5,203,000       0.25%           3.00%          9.9      August 2017    8/17 - 8/17
      O          B1/B+       $    5,203,000       0.25%           2.75%          9.9      August 2017    8/17 - 8/17
      P          B2/B        $    5,203,000       0.25%           2.50%          9.9      August 2017    8/17 - 8/17
      Q          B3/B-       $    7,805,000       0.38%           2.13%          9.9      August 2017    8/17 - 8/17
      S          NR/NR       $   44,227,493       2.13%           0.00%         10.2      April 2027     8/17 - 4/27
     A-X        Aaa/AAA      $2,081,264,493       N/A             N/A            8.3      April 2027         N/A

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(1)   These classes are expected to be rated by Moody's Investors Service and
      Standard & Poor's Ratings Services. "NR" means not rated.

(2) Assumes 0% CPR, no defaults, no extensions and ARD Loans (as described in the free writing prospectus) pay in full on their respective anticipated repayment dates. Otherwise based on "Modeling Assumptions" set forth in the free writing prospectus. Assumed weighted average life expressed in years.

(3) Not offered pursuant to the prospectus supplement. Any information provided herein regarding the characteristics of these classes of certificates is provided only to enhance your understanding of the Offered Certificates.

      The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-141613. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

      This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

      The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

      A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

      Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.